SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 8K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported)   NOVEMBER 17, 1998


                            INDUSTRIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


           TEXAS                       1-9580                    76-0289495
(State of other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)



                          7135 ARDMORE HOUSTON, TEXAS   77054
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code   (713) 747-1025

         ______________________________________________________________
         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS

          (a)     SELECTED FINANCIAL DATA.

          The selected financial data presented below are derived from and should be read in conjunction with the Company's Consolidated Financial Statements and related notes included herein. This information should also be read in conjunction with - "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                              YEARS ENDED DECEMBER 31,(1)
                                    ---------------------------------------------------
                                        (in thousands except for per share amounts)
                                     1997 (5)       1996 (4)       1995 (3)     1994         1993
                                    ---------       --------       --------    --------    --------
INCOME STATEMENT DATA:
Sales ...........................   $ 138,504       $ 93,270       $ 72,285    $ 63,692    $ 60,956
Cost of sales ...................     101,892         71,589         55,568      47,603      45,590
                                    ---------       --------       --------    --------    --------
Gross profit ....................      36,612         21,681         16,717      16,089      15,366
Selling, general & administrative      26,860         17,169         14,579      14,067      13,315
                                    ---------       --------       --------    --------    --------
Operating income ................       9,752          4,512          2,138       2,022       2,051
Other income (expense) ..........      (1,757)        (1,634)        (1,387)     (1,043)       (957)
                                    ---------       --------       --------    --------    --------
Income before income taxes ......       7,995          2,878            751         979       1,094
Income tax provision ............       3,197          1,015             61         260         136
                                    ---------       --------       --------    --------    --------
Net income ......................       4,798          1,863            690         719         958
Distributions to shareholders ...         130             77             68          20          20
                                    ---------       --------       --------    --------    --------
Net income available to common
   shareholders .................   $   4,668       $  1,786       $    622    $    699    $    938
                                    =========       ========       ========    ========    --------
Basic earnings per share ........   $     .48       $    .24       $    .09    $    .10    $    .15
Diluted earnings per share ......   $     .43       $    .22       $    .09    $    .09    $    .15
Weighted average common
   shares outstanding - basic ...       9,778          7,349          6,702       6,703       6,278
Weighted average common
   shares outstanding - diluted .      10,692          7,999          6,799       7,607       6,451

                                              DECEMBER 31,
                          ------------------------------------------------
                              (in thousands except for per share amounts)
                             1997      1996      1995      1994      1993
                           -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital ........   $10,577   $ 6,732   $ 4,159   $ 4,131   $ 4,269
Total assets ...........    87,602    59,461    40,994    33,411    31,528
Long-term obligations(2)    12,953     8,998     7,250     5,107     5,504
Total liabilities ......    51,144    37,454    28,598    23,072    21,707
Shareholders' equity ...    36,458    22,007    12,396    10,339     9,821

(1) The combinations of the Company with GHX, Moores, Ameritech and UWS (the "1998 Merger Companies") in March through July 1998 were accounted for as poolings-of-interest. The selected consolidated financial data have been prepared as if the 1998 Merger Companies had been combined for all periods presented.

(2)       Excludes deferred income taxes and deferred compensation.

(3) The Company acquired Landreth - Connecticut in December 1995 and the results of its operations have been included from the date of acquisition.

(4) The Company acquired American Rivet in November 1996 and the results of its operations have been included from the date of acquisition.

(5) The Company acquired Lone Star in February 1997, Manifold Valve Services in March 1997, Specialty Rubber & Gasket - Deer Park in May 1997, Rogers Equipment in August 1997 and Walker in November 1997. The results of their operations have been included from the date of acquisition.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The analysis of the Company's operations encompassing the fiscal years ended December 31, 1997, 1996 and 1995 has been restated to give retroactive effect to the Company's acquisitions of GHX, Incorporated and Subsidiary ("GHX"), WHIR Acquisition, Inc., d/b/a Ameritech Fastener Manufacturing, Inc.("Ameritech"), Moores Pump and Supply, Inc. ("Moores") and United Wellhead Services, Inc. ("UWS") in 1998, all of which have been accounted for as poolings-of-interest. Management's Discussion and Analysis of Financial Condition and Result of Operations should be read, in conjunction with the Company's consolidated beneficial statements included elsewhere herein. The Company, incorporated in August 1989, operates three business segments which are organized into operating divisions:

   (i) FASTENER MANUFACTURING AND SALES DIVISION (THE "FASTENER DIVISION") which manufactures industrial metal fasteners and metal components for sale primarily to manufacturers in the home furnishings and automotive industries and which manufactures and distributes industrial metal fasteners and fabricates and distributes gaskets, hose, fittings and other products primarily to the petrochemical and chemical refining and energy industries;

   (ii) VALVE AND PUMP MANUFACTURING AND REPAIR DIVISION (THE "VALVE DIVISION") which remanufactures and sells pumps and high pressure valves, including pipelines valves, blow out preventers, manifold valves and wellhead valves, and distributes other products primarily to the petrochemical, chemical and petroleum refining industries, the pipeline transportation and storage industries and energy industries; and

   (iii) MACHINE SALES AND SERVICE DIVISION (THE "MACHINE DIVISION") which sells new and used machine tools and provides export crating services.

   The operating entities comprising each division are as follows:

   FASTENER DIVISION                           VALVE DIVISION                     MACHINE DIVISION
   -----------------                           --------------                     ----------------
Landreth - Houston                        Pipeline Valve Speciality ("PVS")       Rex Group ("REX")
Landreth - Connecticut                    Manifold Valve Services ("MVS")
American Rivet ("American")               Rogers Equipment
Ameritech                                 Moores Pump and Supply
Lone Star - Houston ("Lone Star")         United Wellhead Services ("UWS")
Walker Bolt                               IMSCO
GHX

RESULTS OF OPERATIONS

                                           1997          1996          1995
                                       ------------   -----------   -----------
Sales:
   Fastener Division ...............   $ 74,869,116   $44,004,557   $32,046,304
   Valve Division ..................     48,010,902    32,838,480    27,909,881
   Machine Division ................     15,624,347    16,427,091    12,329,194
                                       ------------   -----------   -----------
                                        138,504,365    93,270,128    72,285,379
Cost of Sales:
   Fastener Division ...............     55,166,713    33,624,878    24,520,391
   Valve Division ..................     33,266,895    24,155,417    20,982,028
   Machine Division ................     13,458,243    13,808,638    10,065,971
                                       ------------   -----------   -----------
                                        101,891,851    71,588,933    55,568,390
Selling, General and Administrative:
   Fastener Division ...............     13,759,779     7,395,726     5,733,023
   Valve Division ..................      9,792,464     6,888,412     6,105,129
   Machine Division ................      2,423,430     2,085,818     2,103,374
   Corporate .......................        884,040       798,647       637,781
                                       ------------   -----------   -----------
                                         26,859,713    17,168,603    14,579,307

Operating Income ...................   $  9,752,801   $ 4,512,592   $ 2,137,682
                                       ============   ===========   ===========

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996.

         SALES. On a consolidated basis sales increased $45,234,237 or 48% in 1997 compared to 1996.

         Fastener Division sales increased $30,864,559 or 70% in 1997 compared to 1996, primarily as a result of the acquisition of Lone Star in February 1997 and the inclusion of a full year's operations of American which was acquired in November 1996 and a $3.8 million (or 19%) increase in sales at GHX. The sales increase at GHX is primarily attributable to the strength of the energy sector in 1997.

         Valve Division sales increased $15,172,422 or 46% in 1997 compared to 1996, primarily as a result of the acquisition of MVS in March 1997 and an $8.5 million (or 42%) increase in sales at UWS and Moores. Sales increases at these subsidiaries are primarily attributable to the strength of the energy sector in 1997. These increases in sales were offset by a $4.6 million decrease in sales at IMSCO as a result of the loss of key salesmen in late 1996. By late 1997, all key salesmen had been replaced and as a result, fourth quarter sales for IMSCO increased 21% over the third quarter and were only $198,000 less than the fourth quarter of the preceding year.

         Machine Division sales decreased $802,746 or 5% primarily because of delays in receipts of machine tools from the manufacturer which caused some cancellation of orders by customers as well as deferral of shipments to customers to 1998. Management does not expect this delay in the receipt of machine tools to continue in 1998.

         COST OF SALES. On a consolidated basis, cost of sales increased $30,302,918 or 42% in 1997 compared to 1996. However, cost of sales as a percentage of sales was 74% in 1997 compared to 77% in 1996.

         Cost of sales for the Fastener Division increased $21,541,835 or 64% in 1997 compared to 1996, primarily as a result of the acquisitions of Lone Star and American and a $2.4 million (or 16%) increase in cost of sales at GHX as a result of the increase in sales described above. Cost of sales as a percentage of sales was 74% in 1997 compared to 76% in 1996. The 1996 cost of sales percentage was unusually high because of the relocation of the Connecticut manufacturing facility in late 1996 and the accompanying loss in production efficiency during the period of the relocation.

         Cost of sales for the Valve Division increased $9,111,478 or 38% primarily as the result of the acquisition of MVS and a $5.1 million (or 35 %) increase in cost of sales at UWS and Moores as a result of the increase in sales described above which was partially offset by a decrease in cost of sales at IMSCO as a result of the corresponding decrease in sales. Cost of sales as a percentage of sales was 69% in 1997 compared to 74% in 1996 as lower margin sales at IMSCO were replaced with higher margin sales at PVS and MVS.

         Cost of sales for the Machine Division decreased $350,395 or 3% as a result of the decrease in sales. Cost of sales as a percentage of sales was 86% in 1997 compared to 84% in 1996. The increase in cost of sales as a percentage of sales was primarily due to the opening in 1997 of the crating facility located at the Houston Ship Channel and to increased lumber costs in the export crating operations. Lumber costs remain high in 1998.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. On a consolidated basis, selling, general and administrative expenses increased $9,691,110 or 56% in 1997 compared to 1996.

         Selling, general and administrative expenses for the Fastener Division increased $6,364,053 or 86% primarily as the result of the acquisitions of Lone Star and American and an $850,000 (or 19%) increase is selling, general and administrative expenses at GHX. The increase at GHX was the result of the increase in sales described above. Selling, general and administrative expenses increased a greater percentage than sales because of the inclusion of goodwill amortization associated with the acquisitions of Lone Star and American.

         Selling, general and administrative expenses for the Valve Division increased $2,904,052 or 42% primarily as the result of the acquisition of MVS and a $2.3 million (or 48%) increase in selling, general and administrative expenses at UWS and Moores as a result of increased sales which was partially offset by a decrease in selling, general and administrative expenses at IMSCO. This increase was less than the related increase in sales, as most costs at MVS are accounted for as cost of sales.

         Selling, general and administrative expenses for the Machine Division increased $337,612 or 16% for 1997 compared to 1996 primarily as a result of the hiring of four additional sales people in 1997.

         There was no significant change in Corporate selling, general and administrative expenses.

         INTEREST EXPENSE. On a consolidated basis, interest expense increased $545,974 or 29% in 1997 compared to 1996. The increase was the result of increases in debt related to the acquisitions of Lone Star and American. This increase was partially offset by a reduction in interest expense at Landreth as a result of a $3,093,000 conversion of debt to equity in 1997.

         OTHER INCOME - NET. On a consolidated basis, other income increased $423,388 or 379% in 1997 compared to 1996. This increase was primarily the result of a $270,000 insurance gain related to a fire at an unused manufacturing facility and a $140,000 gain on the sale of equipment.

         INCOME TAXES. Income taxes increased $2,182,108 or 215% in 1997 compared to 1996. The effective tax rate for 1997 was 40% compared to 35% for 1996. During 1996, the Company reduced its deferred tax asset valuation allowance by $239,000. No similar reduction occurred in 1997.

         NET INCOME. Net income was $4,798,054 in 1997 compared to $1,863,262 in 1996 as a result of the foregoing factors.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995.

         SALES. On a consolidated basis sales increased 20,984,749 or 29% in 1996 compared to 1995.

         Fastener Division sales increased $11,958,253 or 37% as a result of the inclusion of a full year of operation of Landreth - Connecticut ("CRivet") acquired in December 1995 and the acquisition of American in November 1996 and a $2.6 million (or 14%) increase in revenues at GHX and Ameritech as a result of these companies either opening new locations or including a full year's operation of the location in 1996.

         Valve Division sales increased $4,928,599 or 18% as a result of the increased activity in the energy sector as each entity within the Valve Division, with the exception of IMSCO, experienced sales increases. IMSCO's sales decreased $1,377,793 or 13% as a result of the loss of key salesmen at IMSCO in late 1996.

         Machine Division sales increased $4,097,899 or 33% as a result of an increase in new machine sales.

         COST OF SALES. On a consolidated basis, cost of sales increased $16,020,543 or 29% in 1996 compared to 1995. Cost of sales as a percentage of sales was 77% in 1996 and 1995.

         Fastener Division cost of sales increased $9,104,487 or 37% in 1996 compared to 1995. Cost of sales as a percentage of sales was 76% in 1996 and 77% in 1995. The increase in cost of sales was primarily the result of the acquisitions of CRivet and American and a $1.8 million (or 13%) increase in cost of sales at GHX and Ameritech as a result of the sales increase described above.

         Valve Division costs of sales increased $3,173,389 or 15% in 1996 compared to 1995 as a result of the sales increases described above. Cost of sales as a percentage of sales was 74% in 1996 and 75% in 1995 as lower margin sales at IMSCO were replaced with higher margin sales at PVS.

         Machine Division cost of sales increased $3,742,667 or 37% in 1996 compared to 1995. Cost of sales as a percentage of sales was comparable at 84% in 1996 and 82% in 1995.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. On a consolidated basis, selling, general and administrative expenses increased $2,589,296 or 18% in 1996 compared to 1995.

         Selling, general and administrative expenses for the Fastener Division increased $1,662,703 or 29% for 1996 compared to 1995. This increase was primarily attributable to the acquisitions of CRivet and American and a $421,000 (or 10%) increase is selling, general and administrative expenses at GHX and Ameritech as a result of the increase in sales described above.

         Selling, general and administrative expenses for the Valve Division increased $783,283 or 13% in 1996 compared to 1995 as a result of the sales increases described above.

         There was no significant change in selling, general and administrative expenses for the Machine Division.

         There was no significant change in Corporate selling, general, and administrative expenses.


         INTEREST EXPENSE. Interest expense increased $345,156 or 22% in 1996 compared to 1995 due to increases in debt as a result of the acquisitions of CRivet and American which were partially offset by a reduction in interest rates in 1996 compared to 1995.

         OTHER INCOME - NET. Other income increased $78,400 or 236% in 1996 compared to 1995. This increase was primarily the result of $100,000 in non-recurring fee income earned for consulting services performed in 1996.

         FEDERAL INCOME TAXES. The Company's effective tax rate was 35% in 1996 compared to 8% in 1995. The Company reduced its deferred tax asset valuation allowance by $239,000 in 1996 compared to $435,000 in 1995. A portion of the reduction, approximately $101,000 and $65,000, was to reflect deferred tax assets used in 1996 and 1995, respectively. The remainder was to recognize a deferred tax asset of $138,000 and $370,000 in 1996 and 1995, respectively. Based on management's assessment of earnings trends, expected revenues and cost reductions and the expiration dates of carryforwards, management determined that it was more likely than not that these assets would be realized.

         NET INCOME. As a result of the foregoing factors, the Company had net income of $1,863,262 in 1996 compared to net income of $689,792 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1997, the Company had cash of $1,677,400, working capital of $10,576,892 and additional borrowing capacity under its lines of credit and notes of $4,321,287. The Company's operations provided cash of $3,199,432 during 1997 compared to $2,062,659 and $742,134 during 1996 and 1995.
These cash flows were primarily attributable to increased net income and depreciation and amortization over the three year period as a result of acquisitions of businesses, which were offset by increases in current assets which have increased as sales have increased.

         Capital expenditures in 1997 for property and equipment were comparable to 1996 as both years included major equipment purchases for the Fastener Division as well as the relocation in 1997 of the Landreth Texas manufacturing facility and the relocation in 1996 of the Landreth Connecticut manufacturing facility and the related increases in leasehold improvements. In 1997, the Company used cash of $2,150,662 in the acquisition of businesses. In 1996, the Company acquired net cash of $1,244,666 in the acquisition of American. In 1995, the Company used cash of $826,003 to purchase CRivet.

         Financing activities used cash of $373,138 in 1997 compared to providing cash of $3,382,577 in 1996 and $1,421,919 in 1995. The Company raised $2,136,978 in 1997 from the issuance of common stock compared to $6,248,281 in 1996. The 1996 proceeds were used to repay approximately $4,271,224 in debt associated with the acquisition of American as well as other financing and to purchase property and equipment for its Fastener Division.

         At December 31, 1997, the Company had a Demand Note and Line of Credit dated November 1, 1996 ("Demand Note") among the Company and Comerica Bank-Texas ("Comerica"), as well as lines of credit payable to other banks. The Demand Note and lines of credit are in the principal amount of $20,550,000, in the aggregate, or the lesser of a borrowing base as defined, bearing interest primarily at the prime rate. The Demand Note allows the Company to borrow funds based on 80% of eligible accounts receivable and 50% of eligible inventory. At December 31, 1997, the borrowing capacity under the Demand Note and lines of credit was $19,044,000 and availability was $4,321,287. The Demand Note and lines of credit are secured by substantially all of the assets of the Company.

         In connection with its acquisitions of businesses, the Company has entered into various term loans in the principal amount of $10,669,805 secured by the machinery and equipment and real estate of the businesses acquired.

         At December 31, 1997, the Company had working capital of $10,576,892, long-term debt of $12,953,100 and shareholders' equity of $36,457,855. In January 1998, the Company completed an offer (the "Offer") to the holders of its issued and outstanding Class B Warrants to exchange each Class B Warrant and $10.00 cash for one share of the Company's Common Stock, one Class C Warrant and one Class D Warrant. The Company received net proceeds of $10,910,000 after deducting approximately $100,000 of expenses incurred in connection with the Offer. The Company anticipates that its operating cash needs for 1998 can be met with cash generated from operations, borrowings under its credit facilities with Comerica and private placements of debt securities. Any acquisition of additional companies in connection with the Company's acquisition strategy will require additional financing, which likely would include a combination of debt and equity financing.

INFLATION

         Although the Company believes that inflation has not had any material effect on operating results, there can be no assurance that the Company's business will not be affected by inflation in the future.

SEASONALITY

         The Company believes that its business is not subject to any significant seasonal factors, and the Company does not anticipate significant seasonality in the future. However, the business and operating results of the Company are dependent on numerous economic and other factors affecting the industries to which the Company provides products and services. An economic slowdown in these industries could result in decrease in demand for the Company's products and services, which could adversely affect the Company's operating results.

YEAR 2000 COMPLIANCE

         The Company is exposed to the risk that the year 2000 issue (the "Year 2000 Issue") could cause system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. During 1997, the Company undertook a corporate-wide initiative designed to assess the impact of the Year 2000 Issue on software and hardware utilized in the Company's operations, including information technology infrastructure ("IT") and embedded manufacturing control technology ("Non-IT").

         The Company's initiative is to be conducted in three phases: assessment, implementation and testing. During the assessment phase, the Company completed a comprehensive inventory of IT and Non-IT systems and equipment. Many of the Company's IT systems include hardware and packaged software recently purchased from large vendors who have represented that these systems are already year 2000 compliant. However, the Company has determined that it will be necessary to modify portions of its financial and accounting software.

         The Company believes that with modifications to its existing software, the Year 2000 Issue can be mitigated. The implementation of these remediation efforts is underway and is expected to be completed by June 30, 1999. However, if such modifications are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the Company's operations. The Company plans to complete the testing of the year 2000 modifications as these modifications are implemented. The Company has not established a contingency plan but intends to formulate one to address unavoidable risks, and it expects to have the contingency plan formulated by mid-1999.

         The Company does not currently rely on the IT systems of other companies; however, failure of the Company's suppliers or its customers to become Year 2000 compliant might have a material impact on the Company's operations. The Company intends to continue to pursue an acquisition strategy; and as a result there can be no assurance that the IT systems being used by an acquired company will be compliant within the Year 2000 Issue or that any such conversion or failure to convert an acquired system would not have an adverse effect on the Company.

         The Company's efforts with respect to the Year 2000 Issue have been handled internally by management and other Company employees. Costs of developing and carrying out this initiative are being funded from the Company's operations and have not represented a material expense to the Company. The Company has not completed its assessment but currently believes that the costs of addressing the Year 2000 Issue will not be significant and will not have a material adverse impact on the Company's financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128, which was effective for periods ending after December 15, 1997, specifies the computation, presentation and disclosure requirements of earnings per share and supercedes Accounting Principles Board Opinion No. 15. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common share equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common share equivalents, replaces fully diluted earnings per share.

         In February 1997, the FASB also issued Statement of Financial Account Standards No.129, Disclosure of Information about Capital Structure, ("SFAS No. 129") which establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 was effective for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not impact the Company's capital structure disclosures.

         In June 1997 the FASB issued SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the presentation of net income. SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. SFAS No. 130 is effective for periods beginning after December 15, 1997. At December 31, 1997, the Company had no items of comprehensive income, and as a result believes that the adoption of SFAS No. 130 will have no impact upon implementation.

         In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires that companies report, in their financial statements, financial and descriptive information about reportable operating segments defined by reference to the way in which management reviews operations in order to assess performance and allocate resources. Management is evaluating what, if any, additional disclosures may be required upon implementation of SFAS No. 131.

         In February 1998, FASB issued SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits, which revises certain disclosure requirements of the employer, and is effective for fiscal years beginning after December 15, 1998. Management is evaluating what, if any, additional disclosures may be required upon the implementation of SFAS No. 132.

         In March 1998, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") reached a consensus on Statement of Position ("SOP") No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, which provides guidance on accounting for the costs of computer software. SOP No. 98-1 is effective for the fiscal years beginning after December 15, 1998. Management is evaluating what, if any, impact this SOP will have on the Company upon implementation.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         This report includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this report are forward looking statements. Such forward looking statements include, without limitation, statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" - regarding the Company's estimate of sufficiency of existing capital resources and ability to raise additional capital to fund cash requirements for future operations. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can given no assurance that such expectations reflected in such forward looking statements will prove to have been correct. The ability to achieve the Company's expectations is contingent upon a number of factors which include demand for the Company's products, need for additional capital for newly acquired companies and the Company's ability to complete new acquisitions.

                            INDUSTRIAL HOLDINGS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE

Independent Auditors' Reports .......................................       F-2

Consolidated Balance Sheets at December 31, 1997 and 1996 ...........       F-7

Consolidated Statements of Income For the Years Ended
 December 31, 1997, 1996 and 1995 ...................................       F-8

Consolidated Statements of Cash Flows For the Years Ended
 December 31, 1997, 1996 and 1995 ...................................       F-9

Consolidated Statements of Shareholders' Equity For the
 Years Ended December 31, 1997, 1996 and 1995 .......................       F-11

Notes to Consolidated Financial Statements ..........................       F-12

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Industrial Holdings, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Industrial Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements give retroactive effect to the mergers of the Company and GHX, Incorporated and Subsidiary ("GHX"), Whir Acquisition, Inc., d/b/a Ameritech Fastener Manufacturing, Inc. ("Ameritech"), Moores Pump and Supply, Inc. ("Moores") and United Wellhead Services, Inc. ("UWS") in 1998, all of which have been accounted for as a poolings-of-interest as described in Note 15 to the consolidated financial statements. We did not audit the balance sheets of Ameritech as of December 31, 1997, or the related statements of income, shareholders' equity, or cash flows for the year then ended, such statements reflect total assets of $610,000 as of December 31, 1997 and total sales of $1,695,000 for the year then ended. We did not audit the consolidated balance sheet of UWS as of December 31, 1997, or the related consolidated statements of operations, stockholders' equity or cash flows for the year then ended, which statements reflect total assets of $4,897,000 as of December 31, 1997 and total revenues of $11,237,000 for the year then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Ameritech and UWS for 1997, is based solely on the reports of such other auditors. We did not audit the financial statements of Moores for the year ended April 30, 1997, such statements reflect $13,419,000 of sales for the year then ended. We did not audit the consolidated financial statements of GHX for the year ended June 30, 1997, such statements reflect $21,849,000 of net sales for the year then ended. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Moores and GHX for such periods, is based solely on the reports of such other auditors. As described in Note 15 to the consolidated financial statements, subsequent to the issuance of the reports of the other auditors, the financial statements of Moores and the consolidated financial statements of GHX were restated to conform to the fiscal year of the Company for the year ended December 31, 1997.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Industrial Holdings, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The consolidated financial statements of the Company for the years ended December 31, 1996 and 1995, prior to their restatement for the 1998 poolings-of-interests, were audited by other auditors, and their report dated March 5, 1997, expressed an unqualified opinion on those statements. The consolidated financial statements of UWS for the years ended December 31, 1996 and 1995 were also previously audited by other auditors, and their report dated February 12, 1998 expressed an unqualified opinion on those statements. The financial statements of Ameritech for the year ended December 31, 1996 and the period from inception (September 15, 1995) through December 31, 1995 were also previously audited by other auditors, and their report dated January 22, 1998 expressed an unqualified opinion on those statements. The consolidated financial statements of GHX for the years ended June 30, 1997, 1996 and 1995 were also previously audited by other auditors, and their report dated September 19, 1997 expressed an unqualified opinion on those statements. The financial statements of Moores for the years ended April 30, 1997, 1996 and 1995 were also previously audited by other auditors, and their report dated June 17, 1997 expressed an unqualified opinion on those statements. We audited the adjustments described in
Note 15 that were applied to restate the 1997, 1996, and 1995 financial statements of Moores and the 1997, 1996 and 1995 consolidated financial statements of GHX. In our opinion, such adjustments are appropriate and have been properly applied. We audited the combination of the accompanying consolidated balance sheet as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows and for each of the two years in the period ended December 31, 1996, after restatement for the 1998 poolings-of-interest. In our opinion, such consolidated statements have been properly combined on the basis described in Note 15 to the consolidated financial statements.

DELOITTE & TOUCHE LLP

Houston, Texas
November 11, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Industrial Holdings, Inc.

In our opinion, the consolidated balance sheet and the related consolidated statements of income, cash flows and shareholders' equity (not presented separately herein) of Industrial Holdings, Inc. and its subsidiaries as they existed prior to the pooling-of-interests transaction described in Note 15, present fairly, in all material respects, the financial position of Industrial Holdings, Inc. and its subsidiaries at December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Houston, Texas
March 5, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Moores Pump and Supply, Inc.:

We have audited the balance sheets of Moores Pump and Supply, Inc. (a Louisiana corporation) as of April 30, 1997 and 1996, and the related statements of income, retained earnings and cash flows for each of the years in the three year period ended April 30, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moores Pump and Supply, Inc. as of April 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended April 30, 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


New Orleans, Louisiana
June 17, 1997

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
     Industrial Holdings, Inc.:

We have audited the Balance Sheets of WHIR Acquisition, Inc., dba Ameritech Fastener Manufacturing, Inc. (an S Corporation) as of December 31, 1997 and 1996, and the related Statements of Operations, Shareholders' Equity and Cash Flows for each of the two years in the period ended December 31, 1996, and the period from inception (September 15 , 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WHIR Acquisition, Inc., dba Ameritech Fastener Manufacturing, Inc. as of December 31, 1997 and 1996, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1996, and the period from inception (September 15, 1995) through December 31, 1995, in conformity with generally accepted accounting principles.


WEINSTEIN SPIRA & COMPANY, P.C.

Houston, Texas
January 22, 1998

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors and of UNITED WELLHEAD SERVICES, INC.
Corpus Christi, Texas

We have audited the consolidated balance sheets of UNITED WELLHEAD SERVICES, INC. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of results of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of UNITED WELLHEAD SERVICES, INC. and subsidiary at December 31, 1997 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


KARLINS FULLER ARNOLD & KLODOSKY, P.C.

The Woodlands, Texas
February 12, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of GHX, Incorporated and Subsidiary

We have audited the consolidated balance sheets of GHX, Incorporated and Subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GHX, Incorporated and Subsidiary as of June 30, 1997 and 1996 and the results of its operations and cash flows for each of the years in the three year period ended June 30, 1997 in conformity with generally accepted accounting principles.


SIMONTON, KUTAC & BARNIDGE, LLP

Houston, Texas
September 19, 1997

                            INDUSTRIAL HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1997          1996
                                                                      -----------   -----------
                                                                      (As restated See Note 15)
                                ASSETS
Current assets:
     Cash and equivalents .........................................   $ 1,677,400   $ 3,899,639
     Accounts receivable - trade, net .............................    21,392,147    13,087,129
     Inventories ..................................................    20,020,386    15,191,595
     Employee advances ............................................       113,681       131,944
     Notes receivable, current portion ............................     1,362,095       207,549
     Other current assets .........................................     1,096,698       670,467
                                                                      -----------   -----------
         Total current assets .....................................    45,662,407    33,188,323
Property and equipment, net .......................................    26,399,464    17,710,360
Notes receivable, less current portion ............................     1,677,511     1,464,393
Other assets ......................................................     1,490,133     1,464,551
Goodwill and other intangible assets, net .........................    12,372,887     5,633,193
                                                                      -----------   -----------
       Total assets ...............................................   $87,602,402   $59,460,820
                                                                      ===========   ===========
                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable ................................................   $14,993,496   $13,209,246
     Accounts payable - trade .....................................    10,837,780     7,807,395
     Accrued expenses and other ...................................     5,699,277     3,393,109
     Current portion of long-term debt ............................     3,554,962     2,047,040
                                                                      -----------   -----------
          Total current liabilities ...............................    35,085,515    26,456,790
Long-term debt, less current portion ..............................    12,953,100     8,998,178
Deferred compensation payable, less current portion ...............       241,778       285,532
Deferred income taxes payable .....................................     2,864,154     1,713,277
                                                                      -----------   -----------
           Total liabilities ......................................    51,144,547    37,453,777
                                                                      -----------   -----------
Commitments and contingencies
Shareholders' equity:

    Preferred stock $.01 par value, 7,500,000 shares authorized, no shares issued or outstanding

    Preferred stock of subsidiary
      $4.73 par value, 202,960 shares authorized,
      issued and outstanding for 1996 .............................                     960,000

    Common stock $.01 par value, 50,000,000
      shares authorized, 10,307,656 and 8,516,531
      shares issued and outstanding for 1997 and 1996, respectively       103,077        85,166

   Additional paid-in capital .....................................    27,252,844    16,527,755

   Retained earnings ..............................................     9,101,934     4,434,122
                                                                      -----------   -----------
             Total shareholders' equity ...........................    36,457,855    22,007,043
                                                                      -----------   -----------
             Total liabilities and shareholders' equity ...........   $87,602,402   $59,460,820
                                                                      ===========   ===========

                 See notes to consolidated financial statements.

                            INDUSTRIAL HOLDINGS, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                    1997             1996            1995
                                                -------------    ------------    ------------
                                                          (As restated See Note 15)
Sales .......................................   $ 138,504,365    $ 93,270,128    $ 72,285,379
Cost of sales ...............................     101,891,851      71,588,933      55,568,390
                                                -------------    ------------    ------------
Gross profit ................................      36,612,514      21,681,195      16,716,989
Selling, general and administrative expenses       26,859,713      17,168,603      14,579,307
                                                -------------    ------------    ------------
Income from operations ......................       9,752,801       4,512,592       2,137,682
                                                -------------    ------------    ------------
Other income (expense):
      Interest expense ......................      (2,452,557)     (1,906,583)     (1,561,427)
      Interest income .......................         160,231         160,954         141,426
      Other income, net .....................         535,012         111,624          33,224
                                                -------------    ------------    ------------
              Total other income (expense) ..      (1,757,314)     (1,634,005)     (1,386,777)
                                                -------------    ------------    ------------
Income before income taxes ..................       7,995,487       2,878,587         750,905
Provision for income taxes ..................       3,197,433       1,015,325          61,113
                                                -------------    ------------    ------------

Net income ..................................       4,798,054       1,863,262         689,792

Distributions to shareholders ...............         130,242          77,290          67,690
                                                -------------    ------------    ------------

Net income available to common shareholders .   $   4,667,812    $  1,785,955    $    622,102
                                                -------------    ------------    ------------

Basic earnings per share ....................   $         .48    $        .24    $        .09

Diluted earnings per share ..................   $         .43    $        .22    $        .09

Weighted average number of common shares
   outstanding ..............................       9,778,226       7,348,855       6,702,097
Weighted average number of common shares
   outstanding plus potential dilutive common
   shares ...................................      10,691,903       7,999,343       6,799,239

                 See notes to consolidated financial statements.

                            INDUSTRIAL HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------
                                                             1997            1996           1995
                                                          -----------    -----------    -----------
                                                                  (As restated See Note 15)
Cash flows from operating activities:
   Net income .........................................   $ 4,798,054    $ 1,863,262    $   689,792
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization ..................     3,103,887      1,823,790      1,468,620
       Deferred income tax provision (benefit) ........       303,009        455,060       (220,593)
       Deferred compensation paid .....................       (43,754)      (109,203)
       Income tax benefit from stock options exercised        163,664
       Other ..........................................                        7,500        (12,289)
       Changes in assets and liabilities,
          net of acquisitions:
          Accounts receivable .........................    (3,408,840)      (642,780)    (2,210,926)
            Employee advances .........................        18,263       (109,373)       140,036
          Inventories .................................      (702,812)    (1,152,064)        72,804
          Notes receivable ............................    (1,367,664)        53,466         68,073
          Other assets ................................      (279,885)      (356,634)      (246,914)
          Accounts payable and accrued expenses .......       615,510        229,635        993,531
                                                          -----------    -----------    -----------
              Net cash provided by operating activities     3,199,432      2,062,659        742,134
Cash flows from investing activities:
   Purchase of property and equipment .................    (3,571,263)    (3,394,135)    (1,065,201)
   Proceeds from disposals of property and
      equipment, net ..................................       673,392         69,787         22,687
   Purchase of businesses, net of cash ................    (2,150,662)                     (826,003)
   Cash obtained  in purchase of American .............                    1,244,666
   Additional consideration paid to former
      shareholders of Landreth ........................                      (29,491)      (307,900)
                                                          -----------    -----------    -----------
              Net cash used by investing activities ...    (5,048,533)    (2,109,173)    (2,176,417)
                                                          -----------    -----------    -----------

                 See notes to consolidated financial statements.

                            INDUSTRIAL HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                -------------------------------------------
                                                                                    1997            1996            1995
                                                                                ------------    ------------    -----------
                                                                                        (As restated See Note 15)
Cash flows from financing activities:
   Net (repayments) borrowings under revolving
       line of credit .......................................................   $   (658,921)   $    479,603    $   842,882
   Proceeds from issuance of long-term debt .................................      3,603,342       1,601,532        814,745
   Principal payments on notes payable and
       long-term debt .......................................................     (4,993,685)     (4,869,549)    (1,703,134)
   Proceeds from issuance of common stock ...................................      2,136,978       6,248,281        575,116
   Proceeds from issuance of preferred stock ................................                                       960,000
   Repurchase of common stock by an
       an acquired company ..................................................       (330,610)
   Distributions to shareholders ............................................       (130,242)        (77,290)       (67,690)
                                                                                ------------    ------------    -----------
       Net cash provided (used) by financing
          activities ........................................................       (373,138)      3,382,577      1,421,919
                                                                                ------------    ------------    -----------
Net increase (decrease) in cash and equivalents .............................     (2,222,239)      3,336,063        (12,364)
Cash and equivalents, beginning of year .....................................      3,899,639         563,576        575,940
                                                                                ------------    ------------    -----------
Cash and equivalents, end of year ...........................................   $  1,677,400    $  3,899,639    $   563,576
                                                                                ============    ============    ===========
Supplemental disclosure of noncash investing and financing activities:
   Accounts receivable reclassified to notes receivable .....................                                   $   140,614
   Conversion of debt to equity .............................................   $  3,093,000    $  1,619,100
   Redemption of preferred stock with debt ..................................        960,000

   Acquisition of businesses:
       Assets acquired ......................................................     24,828,899      11,443,214      5,624,319
       Liabilities assumed ..................................................     22,678,237      12,687,881      4,798,316

Supplemental disclosures of cash flow information: Cash paid for:
       Interest .............................................................   $  2,425,666    $  1,848,246    $ 1,586,590
       Income taxes .........................................................      2,025,185         211,327        117,695

                 See notes to consolidated financial statements.

                            INDUSTRIAL HOLDINGS, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                   YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995
                           (As Restated, See Note 15)

                                          PREFERRED STOCK         COMMON STOCK
                                    ------------------------  ------------------------  ADDITIONAL       RETAINED
                                                      PAR                      PAR        PAID-IN        EARNINGS
                                       SHARES        VALUE      SHARES        VALUE       CAPITAL        (DEFICIT)        TOTAL
                                    -----------    ---------  -----------   ----------  ------------    -----------    ------------
Balance, January 1, 1995 ..........        --           --    $ 2,997,750   $   29,978  $  7,379,517    $  (526,728)   $  6,882,767
  (as previously reported)
Pooling-of-interest combination ...        --           --      3,541,037       35,411       868,194      2,552,776       3,456,381
   (Note 15) as restated
Issuance of common stock ..........        --           --        217,412        2,174       572,942           --           575,116
Issuance of preferred stock .......     202,960    $ 960,000         --           --            --             --           960,000
Distributions to shareholders .....                                                                         (67,690)        (67,690)
Shortfall on sale of stock by
  former PVS shareholders-Note 9 ..        --           --           --           --        (100,037)          --          (100,037)
Net income ........................        --           --           --           --            --          689,792         689,792
                                    -----------    ---------  -----------   ----------  ------------    -----------    ------------
Balance, December 31, 1995 ........     202,960      960,000    6,756,199       67,563     8,720,616      2,648,150      12,396,329
Issuance of common stock:
   Private placement ..............        --           --        300,000        3,000     1,007,000           --         1,010,000
   Tender offer to Class A
      warrantholders, net .........        --           --        621,914        6,219     3,562,681           --         3,568,900
    Exercise of warrants
      and options .................        --           --        373,418        3,734     1,665,647           --         1,669,381
Conversion of debt to equity ......        --           --        465,000        4,650     1,614,450           --         1,619,100
Distributions to shareholders .....        --           --           --           --            --          (77,290)        (77,290)
Shortfall on sale of stock
  by former PVS shareholders-
  Note 9 ..........................        --           --           --           --         (42,639)          --           (42,639)
Net income ........................        --           --           --           --            --        1,863,262       1,863,262
                                    -----------    ---------  -----------   ----------  ------------    -----------    ------------
Balance, December 31, 1996 ........     202,960      960,000    8,516,531       85,166    16,527,755      4,434,122      22,007,043
Issuance of common stock:
   Acquisitions ...................        --           --        728,461        7,285     5,672,683                      5,679,968
   Private placement ..............        --           --         71,530          715       644,790                        645,505
   Exercise of warrants and options        --           --        462,680        4,627     1,486,846                      1,491,473
Redemption of preferred stock .....    (202,960)    (960,000)        --           --            --                         (960,000)
Income tax benefits from stock
  options exercised ...............        --           --           --           --         163,664           --           163,664
Conversion of debt to equity ......        --           --        528,454        5,284     3,087,716           --         3,093,000
Distributions to shareholders .....                                                                        (130,242)       (130,242)
Repurchase of common stock by an ..                                                         (330,610)                      (330,610)
    acquired company
Net income ........................        --           --           --           --            --        4,798,054       4,798,054
                                    -----------    ---------  -----------   ----------  ------------    -----------    ------------
Balance, December 31, 1997 ........                            10,307,656   $  103,077  $ 27,252,844    $ 9,101,934    $ 36,457,855
                                    ===========    =========  ===========   ==========  ============    ===========    ============

                 See notes to consolidated financial statements.

                            INDUSTRIAL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION:

         The Company's consolidated financial statements, as presented, give retroactive effect to the 1998 acquisitions accounted for as poolings-of-interest (see Note 15). The Company, incorporated in August 1989, operates in three business segments which are organized as operating divisions.

         (i) FASTENER MANUFACTURING AND SALES DIVISION (THE "FASTENER DIVISION") which manufactures industrial metal fasteners and metal components for sale primarily to manufacturers in the home furnishings and automotive industries and which manufactures and distributes industrial metal fasteners and fabricates and distributes gaskets, hose, fittings and other products primarily to the petrochemical and chemical refining and energy industries;

         (ii) VALVE AND PUMP MANUFACTURING AND REPAIR DIVISION (THE "VALVE DIVISION") which remanufactures and sells pumps and high pressure valves, including pipelines valves, blow out preventers, manifold valves and wellhead valves, and distributes other products primarily to the petrochemical, chemical and petroleum refining industries, the pipeline transportation and storage industries and energy industries; and

         (iii) MACHINE SALES AND SERVICE DIVISION (THE "MACHINE DIVISION") which sells new and used machine tools and provides export crating services.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Industrial Holdings, Inc. and its wholly-owned subsidiaries (the "Company"). Significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenues are recognized upon shipment of the product or as the services are performed.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Earnings are charged with a provision for doubtful accounts based on a current review of the collectibility of the accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts. The allowance for doubtful accounts was $256,159 and $263,330 at December 31, 1997 and 1996, respectively.

CREDIT RISK

The Company extends credit to its customers in the normal course of business and generally does not require collateral or other security. The Company performs ongoing credit evaluations of its customers' financial condition and historically has not incurred significant credit losses. Notes receivable are collateralized by land, buildings and equipment.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of primarily cash, trade accounts and notes receivable, accounts and notes payable, and debt instruments. The book values of cash, trade accounts receivables and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. It is not practicable to estimate the fair values of the related party amounts (see Note 9) due to the nature of the instruments. The fair values of the Company's debt instruments (see Notes 7 and 8) are representative of their carrying values based upon (i) variable rate terms or
(ii) management's opinion that the existing rates are equivalent to the current rates offered to the Company for fixed-rate long-term debt with the same maturities and security structure. The fair value of notes receivable approximates its carrying value and is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost includes, where applicable, manufacturing labor and overhead. The first-in, first-out method ("FIFO") is used to determine the cost of substantially all of the inventories except for certain valve inventories for which the specific identification method is used to determine the cost.

PROPERTY AND EQUIPMENT

Property and equipment are stated on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (3 to 15 years for furniture and fixtures, machinery and equipment and leasehold improvements and 35 years for buildings). Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the fair market value of net tangible assets acquired. At December 31, 1997 and 1996, goodwill was $12,292,036 and $6,227,527 net of accumulated amortization of $1,369,835 and $759,591, respectively. Other intangible assets consist primarily of loan origination fees. Goodwill and other intangible assets are amortized over 5 to 20 years. Amortization expense was $628,073, $287,937, and $233,982 for the years ended December 31, 1997, 1996 and 1995, respectively.

STOCK-BASED COMPENSATION

The Company adopted Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principle Board Opinion No. 25 ("APB No. 25"). Accounting for Stock Issued to Employees, and has provided pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense. SEE Note 11.

INCOME TAXES

The Company utilizes the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

EARNINGS PER SHARE

Basic earnings per share has been computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share has been computed by dividing net income by the weighted average number of common shares outstanding plus dilutive potential common shares.

The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated, with 1996 and 1995 being restated to conform with the requirements of Statement of Financial Accounting Standards No. 128, Earnings Per Share, described below:

                                                                YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                             1997           1996           1995
                                                        ------------    -----------    -----------
EARNINGS FOR BASIC AND DILUTED COMPUTATION
     Net income .....................................   $  4,798,054    $ 1,863,245    $   689,792
     Distributions to shareholders ..................       (130,242)       (77,290)       (67,690)
                                                        ------------    -----------    -----------
     Net income available to common shareholders ....   $  4,667,812    $ 1,785,955    $   622,102
                                                        ============    ===========    ===========
BASIC EARNINGS PER SHARE
    Weighted average common shares outstanding ......      9,778,226      7,348,855      6,702,097
                                                        ============    ===========    ===========
    Basic earnings per share ........................   $        .48    $       .24    $       .09
                                                        ============    ===========    ===========
DILUTED EARNINGS PER SHARE
    Weighted average common shares outstanding ......      9,778,226      7,348,855      6,702,097
    Shares issuable from assumed conversion of common
        share options and warrants granted ..........        913,677        650,488         97,142
                                                        ------------    -----------    -----------
    Weighted average common shares outstanding,
        as adjusted .................................     10,691,903      7,999,343      6,799,239
                                                        ============    ===========    ===========
    Diluted earnings per share ......................   $        .43    $       .22    $       .09
                                                        ============    ===========    ===========

STATEMENT OF CASH FLOWS

For purposes of the consolidated statement of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less at the date of purchase. Changes in assets and liabilities are presented net of the effect of the purchase of businesses.

ESTIMATES

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates made in connection with these financial statements are reasonable.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior-year amounts to conform to the current-year classification.

NEW ACCOUNTING PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS No. 128, which was effective for periods ending after December 15, 1997, specifies the computation, presentation and disclosure requirements of earnings per share and supercedes Accounting Principles Board Opinion No. 15. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common share equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common share equivalents, replaces fully diluted earnings per share.

In February 1997, the FASB also issued SFAS No. 129, Disclosure of Information about Capital Structure, which establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 was effective for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not impact the Company's capital structure disclosures.

In June 1997 the FASB issued SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the presentation of net income. SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. SFAS No. 130 is effective for periods beginning after December 15, 1997. At December 31, 1997, the Company had no items of comprehensive income, and as a result believes that the adoption of SFAS No. 130 will have no impact upon implementation.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires that companies report, in their financial statements financial and descriptive information about reportable operating segments defined by reference to the way in which management reviews operations in order to assess performance and allocate resources. Management is evaluating what, if any, additional disclosures may be required upon implementation of SFAS No. 131.

In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits, which revises certain disclosure requirements of the employer, and is effective for fiscal years beginning after December 15, 1998. Management is evaluating what, if any, additional disclosures may be required upon the implementation of SFAS No. 132.

In March 1998, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") reached a consensus on Statement of Position ("SOP") No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, which provides guidance on accounting for the costs of computer software. SOP No. 98-1 is effective for the fiscal years beginning after December 15, 1998. Management is evaluating what, if any, impact this SOP will have on the Company upon implementation.

3.       BUSINESS ACQUISITIONS:

In February 1997, the Company acquired LSS-Lone Star-Houston, Inc. ("Lone Star"), in March 1997, the Company acquired Manifold Valve Services, Inc. ("MVS"), in May 1997, the Company acquired the assets and assumed certain liabilities of SRG Texas, Inc. and SRG Products Corporation (collectively, "SRG" or "GHX-Deer Park"), in August 1997, the Company acquired the assets and assumed certain liabilities of Rogers Equipment ("Rogers") and in November 1997, the Company acquired WALKER Bolt Manufacturing ("WALKER"). The aggregate purchase price of the acquisitions was $18.9 million cash and assumed liabilities plus 728,461 shares of common stock valued at $5,680,000. The aggregate excess of cost over the fair value of net assets acquired was $7.4 million. In November 1996, the Company acquired American Rivet Company, Inc. ("American") for $11.4 cash and assumed liabilities. The aggregate excess of cost over the fair value of net assets acquired in connection with the American acquisition was $3.7 million. In December 1995, the Company acquired the assets and assumed certain liabilities of MRMC, Inc. ("Landreth-Connecticut") for $5.7 million cash and assumed liabilities. These acquisitions have been accounted for by the purchase method of accounting and, accordingly assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The final purchase price allocation of SRG and WALKER are subject to certain adjustments relating to the appraised value of assets and to certain other accruals. The results of operations of the acquired businesses have been included in the consolidated financial statements from the respective acquisition dates.

On a pro forma unaudited basis, as if the 1997 and 1996 acquisitions had occurred as of January 1, 1996, sales, net income and basic and diluted earnings per share would have been $146,310,000, $5,266,000, $.52 and $.48 for 1997 and
$128,081,000, $2,746,000, $.33 and $.30 for 1996. On a pro forma unaudited basis, as if the 1996 and 1995 acquisitions had occurred as of January 1, 1995, sales, net income and basic and diluted earnings per share would have been $100,969,000, $2,132,000, $.26 and $.24 for 1996 and $89,867,000, $1,457,000,
$.19 and $.18 for 1995. The pro forma financial information does not purport to be indicative either of results of operations that would have occurred had the purchases been made at January 1, 1996 or 1995 or future results of operations of the combined companies.

4.       INVENTORIES:

Inventories at December 31 consist of:

                                                   1997                  1996
                                               -----------           -----------
                                               $ 3,197,946           $ 2,770,624
Raw materials ......................            12,997,720            10,998,681
Finished goods .....................             3,824,720             1,422,290
                                               -----------           -----------
Other ..............................           $20,020,386           $15,191,595
                                               ===========           ===========

5.      NOTES RECEIVABLE:

Notes receivable at December 31 consist of the following:

                                                        1997         1996
                                                     ----------   ----------
Note receivable from former shareholder
   of MVS due March 1998 .........................   $1,108,632         --

Mortgage note receivable with interest at
   9.53% due in monthly installments of
   $15,166 through February 2007 secured
   by land and building ..........................    1,109,838   $1,182,244

Notes receivable from officers
    due June 1999, unsecured .....................      431,716         --

Note receivable from asset sale due in
   monthly installments of $3,790
   through July 1999, unsecured ..................       74,673      105,786

Various installment notes receivable from
   equipment inventory sales due through
   2000, secured by equipment ....................      308,608      334,624

Other notes receivable ...........................        6,139       49,288
                                                     ----------   ----------
                                                      3,039,606    1,671,942
Less current portion .............................    1,362,095      207,549
                                                     ----------   ----------
                                                     $1,677,511   $1,464,393
                                                     ==========   ==========

6.        PROPERTY AND EQUIPMENT:

Property and equipment at December 31 consist of:

                                                     1997               1996
                                                ------------       ------------
Land .....................................      $  1,716,990       $  1,373,990
Buildings and improvements ...............         5,483,683          3,667,978
Machinery and equipment ..................        25,839,250         18,296,697
Furniture and fixtures ...................         2,358,182          1,881,304
Construction in progress .................              --              592,622
                                                ------------       ------------
                                                  35,398,105         25,812,591
Less - accumulated depreciation
   and amortization ......................        (8,998,641)        (8,102,231)
                                                ------------       ------------
                                                $ 26,399,464       $ 17,710,360
                                                ============       ============

7.     NOTES PAYABLE:

Notes payable at December 31 consists of the following:

                                                                                       1997          1996
                                                                                   -----------   -----------
Revolving lines of credit with banks which provide for borrowings up to the lesser of a defined borrowing base or $20,550,000, $4,321,287 available at
December 31, 1997, principal due on demand through 1999, interest payable monthly at prime (8.5% at December 31,
1997) to 10%, secured by substantially all assets of the Company ...............   $14,722,562   $12,798,687

12% promissory note with principal and interest due October 31, 1997, secured by substantially all the assets of the Company,
exchanged for 190,000 shares of common stock in 1997 ...........................          --       1,900,000

9% notes payable to individuals due December 31, 1998 including
interest, unsecured ............................................................       237,754       115,308

Other notes payable ............................................................        33,180        75,251
                                                                                   -----------   -----------
                                                                                   $14,993,496   $14,889,246
                                                                                   ===========   ===========

8. LONG-TERM DEBT:

Long-term debt at December 31, consists of the following:

                                                                                       1997          1996
                                                                                   -----------   -----------
Note payable to a financial institution with monthly principal payments of
$111,111 plus interest at libor + 2.5% (8.22% at December 31, 1997) , maturing
December 2003 and secured by certain equipment
                                                                                   $ 7,888,889
9.85% term loan payable in monthly installments of $53,620 including interest, maturing December 1, 2001 and secured by machinery and
equipment ......................................................................     2,069,470   $ 2,523,218

Revolving line of credit payable to a bank expected to be refinanced with 180 monthly principal payments of $9,333 plus interest at prime,
secured by the real estate of American .........................................                  1,680,000

12% convertible debentures due October 1, 1999, with principal of $25,000 and interest payable monthly. Principal was converted into
325,154 shares of common stock in 1997 .........................................                   1,060,000

Various notes payable in monthly installments, including interest
ranging from 7.65% to 10%, maturing December 2004 through ......................     1,166,771     1,311,450
February 2010, secured by real estate

Notes payable to a bank with monthly principal payments of $26,126 plus interest at prime, maturing on November 1, 1997 through 2002,
secured by certain assets of the Companies .....................................     1,263,804     2,538,799

Various notes payable to individuals, payable in monthly installments including interest ranging from 5% to 8%, maturing June 1998 through
February 2007, primarily unsecured .............................................     1,770,898       177,480

Various installment notes, payable in monthly installments through 2001, including interest ranging from 7.6% to 16%, secured primarily
by equipment ...................................................................     2,335,730     1,491,771

Other notes ....................................................................        12,500       262 500
                                                                                   -----------   -----------
                                                                                    16,508,062    11,045,218
Less - current portion .........................................................     3,554,962     2,047,040
                                                                                   -----------   -----------
                                                                                   $12,953,100   $ 8,998,178
                                                                                   ===========   ===========

The aggregate maturities of long-term debt at December 31, 1997 are as follows:


Year ended December 31:
   1998 ................................................             $ 3,554,962
   1999 ................................................               3,355,070
   2000 ................................................               2,774,915
   2001 ................................................               2,539,985
   2002 ................................................               1,407,569
Thereafter .............................................               2,875,561
                                                                     -----------
                                                                     $16,508,062
                                                                     ===========

The note payable to a financial institution contains restrictive covenants which require the Company to maintain a minimum leverage ratio and fixed charge coverage ratio. At December 31, 1997, the Company was in compliance with these restrictive covenants.

9.      COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS:

The Company has entered into noncancellable operating leases with related parties for buildings and other third parties for buildings and equipment expiring in various years through 2002. Rent payments to the related parties were $528,800 for 1997 and $478,800 annually for 1996 and 1995. Aggregate rent expense on such leases amounted to $1,843,267 $1,710,039 and $1,400,791 for the years 1997, 1996 and 1995. Future minimum lease payments are as follows:

                           Year ended December 31:
                             1998 ......................              $2,055,643
                             1999 ......................               1,773,186
                             2000 ......................               1,180,025
                             2001 ......................                 766,015
                             2002 ......................                 595,697
                             2003 ......................                 120,000
                                                                      ----------
                                                                      $6,490,566
                                                                      ==========

Lease commitments to related parties are $166,800 annually through 1999 and $106,800 thereafter through 2002 with an option to renew one building lease for an additional five years. Additionally, the Company has an option to purchase that same leased premises at a price equal to the outstanding indebtedness at the time the option is exercised.

In connection with the 1997 purchase of Lone Star, the Company issued a note payable to the former shareholder and President of Lone Star with quarterly principal and interest payments of $30,575, maturing in January 2002 (see Note
8).

During 1996, the Company and a partnership providing a portion of the financing for the American acquisition, entered into a consulting agreement whereby the Company provided consulting services to the partnership relating to the acquisition and operation of one of the partnership's investee companies. Fees for these consulting services were $100,000 and are included in other income in 1996.

In connection with the purchase of Landreth Engineering Company ("Landreth"), the former Landreth shareholders were entitled to additional consideration based upon the level of Landreth's pretax profits through 1997, not to exceed $500,000 in the aggregate. For 1996 and 1995, the Company paid these shareholders $29,491 and $207,863 as additional consideration. No amounts were payable under this agreement for 1997 and no further obligation exists.

In connection with the purchase of Pipeline Valve Specialty Company, Inc. ("PVS"), the former PVS shareholders agreed not to sell their shares except in accordance with an agreement with the Company. The Company was obligated to pay two of the former PVS shareholders the difference between $5 per share and the proceeds they received upon sale of their common stock. These obligations were satisfied in 1996.

The Company is involved in litigation arising in the ordinary course of its business. In the opinion of management, the ultimate liability, if any, as a result of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations or cash flows.


10.     INCOME TAXES:

The provision for income taxes for the years ended December 31 is as follows:


                                           1997           1996          1995
                                        ----------     ----------     ---------
Current:
    Federal .......................     $2,558,607     $  428,816     $ 256,208
    State .........................        335,817        131,449        25,498
                                        ----------     ----------     ---------
                                         2,894,424        560,265       281,706
Deferred , primarily federal ......        303,009        455,060      (220,593)
                                        ----------     ----------     ---------
Income tax expense ................     $3,197,433     $1,015,325     $  61,113
                                        ==========     ==========     =========

The Company and its subsidiaries file a consolidated federal income tax return. At December 31, 1997, the Company has net operating loss (NOL) carryforwards of approximately $1,370,000 for income tax purposes which expire in 2007 and 2009. These losses may presently be offset against the future income of the applicable subsidiary only. Of the carryforward amount, $197,100 may be used at any time prior to its expiration. The remaining net operating loss carryforwards are subject to annual limitations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes, primarily resulting from the acquisitions of the Company's subsidiaries. During 1996 and 1995, the Company reduced the deferred tax asset valuation allowance by $239,000 and $435,000, respectively, to reflect $101,000 and $65,000, respectively in deferred tax assets used and to recognize deferred tax assets of $138,000 in 1996 and $370,000 in 1995. The recognized deferred tax assets are based upon expected utilization of net operating loss carryforwards of its subsidiaries, The Rex Group, Inc. ("REX") and United Wellhead Services, Inc. ("UWS"), and reversal of certain temporary differences. The Company has assessed its past earnings history and trends and that of its subsidiaries, as well as expected revenues, cost reductions and expiration dates of carryforwards and has determined that it is more likely than not these deferred tax assets will be realized.

The major components of deferred income tax assets and liabilities at December 31 are as follows:

                                                        1997           1996
                                                     -----------    -----------
Deferred income tax liabilities:
   Depreciation ..................................   $(3,563,383)   $(2,820,008)
   Other .........................................    (1,044,132)      (443,590)
                                                     -----------    -----------
           Total deferred income tax liabilities .    (4,607,515)    (3,263,598)
                                                     -----------    -----------
Deferred income tax assets:
   Net operating loss carryforwards ..............       465,716        528,226
   Inventory .....................................       466,857        416,117
   Other .........................................       810,788        605,978
                                                     -----------    -----------
           Total deferred income tax assets ......     1,743,361      1,550,321
                                                     -----------    -----------

Deferred income taxes ............................   $(2,864,154)   $(1,713,277)
                                                     ===========    ===========

A reconciliation of income tax expense computed at statutory rates to income tax expense for the years ended December 31 is as follows:

                                                 1997           1996         1995
                                             -----------    -----------    ---------
Tax at statutory rate ....................   $ 2,718,465    $   978,719    $ 255,308
Effect of permanent difference ...........       284,435        133,354       96,598
Reduction in deferred tax asset valuation
   allowance .............................          --         (238,873)    (435,135)
Tax effect of S-Corp net income ..........       (77,438)       (23,754)       1,265
Other ....................................        50,332         79,122      135,265
State income taxes, net of federal benefit       221,639         86,756        7,812
                                             -----------    -----------    ---------
                                             $ 3,197,433    $ 1,015,325    $  61,113
                                             ===========    ===========    =========

 11.         SHAREHOLDERS' EQUITY:

PREFERRED STOCK OF SUBSIDIARIES

Preferred stock has a par value of $4.73 per share and a liquidation value of $4.73 per share. Preferred stock accumulated 6% dividends in 1996 and 1997. Holders of preferred stock have preferences upon liquidation of a subsidiary.

COMMON STOCK

Holders of the Company's common stock are entitled to one vote per share on all matters to holders to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

WARRANTS TO ACQUIRE COMMON STOCK

The following table sets forth the outstanding warrants to acquire 2,598,810 shares of common stock as of December 31, 1997:

                                                                                           NUMBER OF
                                           SECURITY                                      COMMON SHARES
                                                                                         ------------
Class B redeemable warrants to acquire common stock at $10.00 per share issued in connection with initial public offering and with tender offer to Class B warrantholders,
currently exercisable, expiring on January 14, 1999, redeemable upon 30 days notice ..      1,254,414

Class C redeemable warrants to acquire common stock at $15.00 per share issued in connection with tender offer to Class B warrantholders, currently exercisable, expiring on January 14, 1999, redeemable if closing bid price of common stock equals or exceeds
$20.00 for 20 consecutive days .......................................................        621,914

Warrant to acquire common stock at $10.00 per share, currently exercisable, expiring
on June 18, 2007 .....................................................................         50,000

Warrant to acquire common stock at $3.27 per share issued in connection with private
financing, currently exercisable, expiring on December 8, 2000 .......................        136,514

Warrant to acquire common stock at $5.00 per share, currently exercisable, expiring on
January 10, 1999 .....................................................................         15,000


Warrant to acquire common stock at $7.00 per share issued in connection with
acquisition financing, currently exercisable, expiring on November 18, 2001 ..........        520,968

EMPLOYEE STOCK OPTION PLAN

At December 31, 1997, the Company has a stock-based compensation plan under which shares or options can be granted to employees. The Company measures compensation cost for this plan using the intrinsic value method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Given the terms of the plan, no compensation cost has been recognized for stock options granted under the plan.

Under the 1994 Amended and Restated Incentive Stock Plan (the "Employee Plan"), the Company may grant incentive or nonqualified options to key employees. As of December 31, 1997, there were no shares of common stock reserved for issuance under the Employee Plan. The option price per share is generally the fair market value on the date the option is granted and each option is exercisable into one share of common stock. The options under the Employee Plan are exercisable immediately to seven years after the grant date in accordance with the vesting provisions of the individual agreements set forth at the time of the award. All options expire ten years from the date of the grant.

The following table summarizes information about employee stock options outstanding at December 31:

                                                  1997                   1996                 1995
                                         ---------------------  --------------------  ---------------------
                                                     WEIGHTED               WEIGHTED               WEIGHTED
                                                     AVERAGE                AVERAGE                AVERAGE
                                                     EXERCISE               EXERCISE               EXERCISE
FIXED OPTIONS                             SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                         --------    --------   --------    --------   --------    --------
Outstanding at beginning of the year ..    438,000    $   4.09    253,000    $   2.97    238,000    $   2.93
Granted ...............................    208,750    $   9.87    233,000    $   5.09     25,000    $   3.31
Exercised .............................   (124,000)   $   2.90    (45,000)   $   3.00    (10,000)   $   3.13
Forfeited .............................       --          --       (3,000)   $   3.13       --          --
                                          --------    --------   --------    --------   --------    --------
Outstanding at end of year ............    522,750    $   6.68    438,000    $   4.09    253,000    $   2.97
                                          --------    --------   --------    --------   --------    --------
Options exercisable at end of year ....    293,250    $   5.34    296,000    $   3.33    253,000    $   2.97
Weighted-average fair value of options
  granted during the year at market
  price ...............................    208,750    $   2.92     83,000    $   1.64     25,000    $   1.21
Weighted-average fair value of
  options granted during the year where
  exercise price is greater than market
  price at grant date .................       --          --      150,000    $   2.22       --          --

DIRECTORS' STOCK OPTION PLAN

The Company has a stock option plan for Non-Employee Directors (the "Director Plan"). At December 31, 1997, there were 100,000 shares of common stock reserved for issuance under the Director Plan. Pursuant to the terms of the plan, each non-employee director is entitled to receive options to purchase common stock of the Company upon initial appointment to the Board (initial grants) and annually thereafter. Grants vest over nine months and are exercisable until the tenth anniversary of the date of grant. Grants have an exercise price equal to the fair market value of the Company's stock on the date of grant.

The following table summarizes information about directors stock options outstanding at December 31:

                                              1997                  1996                  1995
                                       -------------------   -------------------   -----------------
                                                  WEIGHTED             WEIGHTED             WEIGHTED
                                                  AVERAGE              AVERAGE              AVERAGE
                                                  EXERCISE             EXERCISE            EXERCISE
FIXED OPTIONS                          SHARES      PRICE     SHARES      PRICE     SHARES    PRICE
                                       -------    --------   -------    --------   ------   --------
Outstanding at beginning of the year    80,000    $   2.90    60,000    $   2.38   60,000   $   2.38
Granted ............................    25,000    $  11.60    25,000    $   4.06     --         --
Exercised ..........................   (45,000)   $   2.56    (5,000)   $   2.38     --         --
                                       -------    --------   -------    --------   ------   --------
Outstanding at end of year .........    60,000    $   6.78    80,000    $   2.90   60,000   $   2.38
                                       -------    --------   -------    --------   ------   --------
Options exercisable at end of year .    60,000    $   6.78    80,000    $   2.90   60,000   $   2.38
Weighted-average fair value of
  options granted during the year ..    25,000    $   3.25    25,000    $   1.19     --         --

The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1997.

                                              OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                              -----------------------------------------------------  ----------------------------------
                                                      WEIGHTED
                                                       AVERAGE          WEIGHTED                            WEIGHTED
                                    NUMBER            REMAINING          AVERAGE          NUMBER            AVERAGE
         RANGE OF              OUTSTANDING AT       CONTRACTUAL       EXERCISABLE     EXERCISABLE AT      EXERCISABLE
    EXERCISABLE PRICES        DECEMBER 31, 1997         LIFE              PRICE      DECEMBER 31, 1997        PRICE
---------------------------   ------------------   ---------------    -------------  ------------------   -------------
           $2.38                          15,000         6.8              $2.38                  15,000       $2.38
        $3.13-$3.31                       91,000         6.1              $3.18                  91,000       $3.18
        $4.00-$4.25                      121,000         7.8              $4.13                 101,000       $4.15
        $5.00-$5.50                      100,000         8.1              $5.25                  50,000       $5.00
       $8.13-$12.50                      255,750         9.3              $9.97                  96,250      $10.17

The Company's reported net income and earnings per share would have been reduced had compensation cost for the Company's stock-based compensation plans been determined using the fair value method of accounting as set forth in SFAS No. 123 "Accounting for Stock-Based Compensation." For purposes of estimating the fair value disclosures below, the fair value of each stock option has been estimated on the grant date with a Black-Scholes option-pricing model using the following weighted-average assumptions: dividend yield of 0%; expected volatility of .451%; risk-free interest rate of 5.7%; and expected lives of 3 to 7 years for stock options granted. The effects of using the fair value method of accounting on net income and earnings per share are indicated in the pro forma amounts below:

                                                    1997            1996            1995
                                                 ----------      ----------      ----------
Net income           As reported..........       $4,798,054      $1,863,262      $  689,792
                     Pro forma............       $4,380,139      $1,636,693      $  641,282
Earnings per share:
   Basic             As reported..........       $      .48      $      .24      $      .09
                     Pro forma............       $      .44      $      .21      $      .09
   Diluted           As reported..........       $      .43      $      .22      $      .09
                     Pro forma............       $      .40      $      .19      $      .08

12.      SAVINGS PLANS:

The Company maintains various 401(k) savings plans which permit participants to contribute up to 18 percent of their compensation each year. The Company will match a percentage of a participant's contributions, subject to specified limits. The Company's results of operations reflect expenses associated with the plan of approximately $230,000, $132,000 and $51,000 for 1997, 1996 and 1995.

13.      DIVISION INFORMATION:

The Company operates three Segments: fastener manufacturing and sales; valve and pump manufacturing and repair; and machine sales and services. Summarized financial information by business Division for 1997, 1996 and 1995 is presented below.


                                                      VALVE AND    MACHINE SALES
                                        FASTENERS       PUMP        AND SERVICE
                                       -----------   -----------   ------------
1997
Operating revenues .................   $74,869,116   $48,010,902   $ 15,624,347
Operating profit (loss) ............     5,942,624     4,951,543       (257,326)
Identifiable assets ................    55,848,001    25,460,167      4,872,691
Depreciation and amortization ......     2,000,157       852,691        238,085
Capital expenditures ...............     1,788,287     1,590,246        162,363
1996
Operating revenues .................   $44,004,557   $32,838,480   $ 16,427,091
Operating profit ...................     2,983,953     1,794,651        532,635
Identifiable assets ................    36,462,335    14,670,784      5,870,376
Depreciation and amortization ......     1,039,532       533,738        195,329
Capital expenditures ...............     2,399,515       482,355        227,576
1995
Operating revenues .................   $32,046,304   $27,909,881   $ 12,329,194
Operating profit ...................     1,792,890       822,724        159,849
Identifiable assets ................    21,199,797    13,649,447      5,452,240
Depreciation and amortization ......       487,788       640,609        172,386
Capital expenditures ...............       995,717       253,404         79,119

Operating profit is operating revenues less cost of sales and operating expenses. Corporate expenses and income taxes have not been included in the computation of operating profit of individual Divisions.

14.      QUARTERLY FINANCIAL DATA (UNAUDITED):

Summarized quarterly financial data for 1997, 1996 and 1995 are as follows (in thousands, except per share data):

                                                                MARCH 31   JUNE 30     SEPTEMBER 30   DECEMBER 31
                                                                --------   --------    ------------   ------------
1997
Sales .......................................................   $ 29,823   $ 33,325    $     36,429   $     38,927
Gross profit ................................................      8,463      8,789           9,489          9,872
Net income ..................................................      1,246      1,253           1,515            784
Earnings per share:
   Basic ....................................................        .14        .12             .14            .08
   Diluted ..................................................        .12        .11             .13            .07
1996
Sales .......................................................   $ 21,572   $ 23,288    $     23,751   $     24,659
Gross profit ................................................      5,086      5,365           5,674          5,556
Net income ..................................................        383        711             413            356
Earnings per share:
   Basic ....................................................        .05        .10             .05            .04
   Diluted ..................................................        .05        .08             .05            .04
1995
Sales .......................................................   $ 18,660   $ 16,637    $     17,900   $     19,088
Gross profit ................................................      4,384      3,773           4,351          4,209
Net income ..................................................        284       (169)            342            233
Earnings per share:
   Basic ....................................................        .04       (.02)            .05            .03
   Diluted ..................................................        .04       (.03)            .05            .03

15.      SUBSEQUENT EVENTS:

In January 1998, the Company completed an offer (the "Offer") to the holders of its issued and outstanding Class B Warrants to exchange each Class B Warrant and $10.00 cash for one share of the Company's Common Stock, one Class C Warrant and one Class D Warrant. The holders of 1,101,689 Class B Warrants tendered their Class B Warrants and purchased 1,101,689 shares of Common Stock and were issued 1,101,689 Class C Warrants and 1,101,689 Class D Warrants. The Company received net proceeds of $10,910,000 after deducting approximately $100,000 of expenses incurred in connection with the Offer. After the completion of the Offer, there are 152,725 Class B Warrants, 1,723,603 Class C Warrants and 1,101,689 Class D Warrants outstanding.

In February 1998, the Company acquired Philform, in July 1998, the Company acquired Beaird Industries, Inc. ("Beaird"), in August 1998, the Company acquired the assets and assumed certain liabilities of Ideal Products ("Ideal"), in August 1998, the Company acquired A&B Bolt and Supply, Inc. ("A&B") and in September 1998, the Company acquired the assets of Erie Manufacturing. The aggregate purchase price of these acquisitions was $58.1 million cash and assumed liabilities plus 1,227,854 shares of common stock valued at $10.5 million. The aggregate excess of cost over fair value of net assets acquired was $12.2 million. These acquisitions have been accounted for by the purchase method of accounting and, accordingly, assets and liabilities have been recorded at their estimated fair values at the date of acquisition. Additionally, Beaird and Ideal are subject to certain post closing, purchase price adjustments based upon the final determination of net assets acquired. The final purchase price allocations for each acquisition are subject to certain adjustments relating to the appraised value of the assets and final determination of accruals.

In March 1998, the Company acquired all of the outstanding capital stock of WHIR Acquisition, Inc., doing business as Ameritech Fastener Manufacturing, Inc. ("Ameritech") for 124,000 shares of the Company's common stock, upon merger of a wholly owned subsidiary of the Company with and into Ameritech, with Ameritech being the surviving corporation. As a result, Ameritech became a wholly owned subsidiary of the Company. Ameritech, located in Houston, Texas, manufactures fasteners for sale to the aerospace, automotive, petroleum, and petrochemical industries.

In March 1998, the Company acquired all of the outstanding capital stock of GHX, Incorporated ("GHX") for 693,878 shares of the Company's common stock, upon merger of a wholly owned subsidiary of the Company with and into GHX, with GHX being the surviving corporation. As a result, GHX became a wholly owned subsidiary of the Company. GHX, located in Houston, Texas, fabricates and distributes industrial gaskets and molded rubber products and distributes industrial packing, hose, fittings and high temperature textiles to customers in the petrochemical industries.

In April 1998, the Company acquired all of the outstanding capital stock of Moores Pump and Supply, Inc. ("Moores") for 1,600,000 shares of the Company's common stock, upon merger of a wholly owned subsidiary of the Company with and into Moores, with Moores being the surviving corporation. As a result, Moores became a wholly owned subsidiary of the Company. Moores, located in Lafayette, Louisiana, is a supplier and servicer of pumps and packers to the energy industry, as well as provides fabrication, repair and machine shop services to its customers.

In July 1998, the Company acquired all of the outstanding capital stock of UWS for 1,247,158 shares of the Company's common stock, upon merger of a wholly owned subsidiary of the Company with and into UWS, with UWS being the surviving corporation. As a result, UWS became a wholly owned subsidiary of the Company. UWS, headquartered in Corpus Christi, Texas, manufactures, reconditions, distributes, installs, provides maintenance for, and sells oilfield equipment, valves, drilling spools and manifolds.

The mergers with Ameritech, GHX, Moores, and UWS (together the "Acquired Companies") were accounted for as poolings-of-interests (the "Poolings"). For purposes of restating the Company's consolidated financial statements to give retroactive effect to the Poolings, the consolidated financial statements of the Company as of December 31, 1997 and 1996 and for the three-year period ended December 31, 1997 were combined with (i) the financial statements of Ameritech as of December 31, 1997 and 1996 and for the period from inception (September 15, 1995) through December 31, 1997, (ii) the financial statements of Moores as of December 31,

1997 and 1996 and for the three year period ended December 31, 1997, and (iii) the consolidated financial statements of UWS, GHX and Moores as of December 31, 1997 and 1996 and for the three-year period ended December 31, 1997. The consolidated financial statements of GHX as of June 30, 1997 and for the three-year period then ended and the financial statements of Moores as of April 30, 1997 and for the three-year period then ended have been restated to conform to the fiscal year of the Company. The Company's consolidated financial statements as of December 31, 1997 and 1996 and for the three-year period ended December 31, 1997 include all necessary adjustments to conform the fiscal periods of the Acquired Companies as previously presented to that of the Company.

Sales, net income and earnings per share amounts for the years ended December 31, 1997, 1996 and 1995 for the Company and for the Acquired Companies (as restated to conform to the Company's fiscal year) are as follows:

                              INDUSTRIAL HOLDINGS     ACQUIRED COMPANIES   AS RESTATED
                            -----------------------   ------------------   ------------
                            (as previously reported)
1997
      Sales .............   $            83,563,855   $       54,940,510   $138,504,365
      Net income ........   $             2,709,465   $        2,088,589   $  4,798,054
      Earnings per share
          Basic .........   $                  0.44                        $       0.48
          Diluted .......   $                  0.39                        $       0.43
1996
      Sales .............   $            51,422,950   $       41,847,178   $ 93,270,128
      Net income ........   $             1,126,712   $          736,550   $  1,863,262
      Earnings per share
          Basic .........   $                  0.31                        $       0.24
          Diluted .......   $                  0.26                        $       0.22
1995
      Sales .............   $            38,983,070   $       33,302,309   $ 72,285,379
      Net income ........   $               545,147   $          144,645   $    689,792
      Earnings per share
           Basic ........   $                  0.18                        $      0.09
          Diluted .......   $                  0.17                        $      0.09

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

                                      INDUSTRIAL HOLDINGS, INC.



                                      By:/s/CHRISTINE A. SMITH
                                      VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Date:  November 17, 1998

                                    EXHIBITS

Exhibit 11 Earnings per share ..............................         Ex-1
Exhibit 21 Subsidiaries of the Company .....................         Ex-2
Exhibit 23 Consent of Independent Auditors .................         Ex-3 - Ex-8

                                      F-32